Exhibit 5

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 www.dlapiper.com T 312.368.4000 F 312.236.7516
February 8, 2023
Board of Directors
Highwoods Properties, Inc.
150 Fayetteville Street, Suite 1400
Raleigh, North Carolina 27601
Issuance of up to $300,000,000 of Shares of Common Stock
Ladies and Gentlemen:
We have served as special counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the offering by the Company of up to $300,000,000 of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-269624) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 7, 2023, which became effective upon filing. The Shares are to be issued pursuant to those certain Equity Distribution Agreements, each dated as of February 8, 2023 (collectively, the “Equity Distribution Agreements”), by and between the Company, and Highwoods Realty Limited Partnership, and each of Wells Fargo Securities, LLC, BofA Securities, Inc., BTIG, LLC, Jefferies LLC, J.P. Morgan Securities LLC, Regions Securities LLC, TD Securities (USA) LLC and Truist Securities, Inc., as sales agents.
In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
(a)    the Articles of Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto (the “Charter”), as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of February 1, 2023, and by the Secretary of the Company as of the date hereof;
(b)the Company’s Amended and Restated Bylaws as in effect on the date hereof (the “Bylaws”), as certified by the Secretary of the Company as of the date hereof;
(c)the form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;
(d)copies of resolutions duly adopted by the Board of Directors of the Company (the “Board”) on February 1, 2023, as certified by the Secretary of the Company as of the date hereof;
(e)the Registration Statement;
(f)the prospectus supplement, dated February 8, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 7, 2023 (collectively, the “Prospectus”);
(g)executed copies of the Equity Distribution Agreements;

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(h)an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;
(i)the certificate of the SDAT as to the valid existence and good standing of the Company in the State of Maryland dated January 31, 2023 (the “Good Standing Certificate”); and
(j)such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
1.    The Company is a corporation validly existing under the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares.
2.    The Shares have been duly authorized and, when and to the extent issued and delivered upon payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, and the terms of the Equity Distribution Agreements, will be validly issued, fully paid and non-assessable.
The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinion in paragraph 2 above, we have assumed that, (i) the Shares will not be issued in violation of Article VI of the Charter, as amended or supplemented on the date hereof and (ii) that, upon issuance of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Charter.
The foregoing opinions are limited to the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing), and we do not express any opinion herein concerning any other law. This opinion concerns only the effect of such laws (exclusive of the principles of conflict of laws) as currently in effect. As to matters of such laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing), we do not express any opinion on such matter.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the

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requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)